Principal Tax-Exempt Cash Management Fund
                  Verbal General Question and/or Voting Script
                       Shareholder Meeting - April 7, 1999



For use with incoming calls from shareholders who have questions, or would like to vote via telephone call.

Based on information from the caller, identify and verify the account on the PAR system. Ask the shareholder if he/she has more than one (1) account in the Principal Tax-Exempt Cash Management Fund (also check SHR6 and SHR1 for customer to verify). If so, and the shareholder decides to vote via telephone, a separate voting instruction form must be completed for each account.

Are you familiar with the proposals?  Do you have any questions?

         Take time to answer all questions carefully. Do not give advice. Many questions can be addressed by referring to the proxy statement and reading the appropriate sections. See note below about detailed questions beyond your expertise.

If it's convenient, with your permission, I can prepare your written proxy and forward it to the fund for you over the telephone right now. Will this be alright?

         Allow the person to give you a response. If the person says he/she has already sent in the proxy, do not ask how he/she voted.

Here's how we'll proceed. This call will be recorded. I'll ask you for your name, confirmation of receipt of the materials, your address and the last 4 digits of your social security number. I'll then take your vote. Within 72 hours, we'll mail you a letter confirming your vote, which will tell you how to make any changes if you wish. Are you ready?

         Depending on answer, proceed to take the vote or answer further questions.

         Detailed questions beyond your knowledge or expertise should be referred to Brett Agnew (x89155), Jean Schustek (x56086), Ernie Gillum (x67372) or Art Filean (x75476).

First, I'll reintroduce myself. My name is , with Principal Mutual Funds in Des Moines. Today's date ____________________ and the time is ________________ .

May I please have your name? __________________________

Have you received the proxy materials? ______________

May I please have your address? _______________________________________________

And finally, the last 4 digits of your social security number? ____________

         Verify these on the account screen. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call.

Now we'll proceed to the actual voting.

Your Board of Directors has made a proposal which they have studied carefully. They recommend that you vote in favor. Let me read the proposal (then read the proposal as written). Would you like to vote in favor of the proposal as recommended by your Board?

         Record the vote on the voting sheet. For the proposal, the valid responses are:

                         F = For proposal.
                         A = Against proposal.
                         B = Abstain

Closing

I have recorded your vote. You have voted ________________ (for, against, abstain). Is that correct?


In the next 72 hours, we will mail you a letter confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.

         Record the shareholder's name, account number and number of shares on your log. Finish the phone call. Record their vote on the log sheet. Give all log sheets to Julie Thorson daily. She will forward all to Brett Agnew, Princor- Products, N-004-E20 at the end of each day.


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                    Principal Tax-Exempt Cash Management Fund

                        Telephone Voting Instruction Form



Account No.:    ----------------------------

Number of Shares:                         *
                              -----------
         *Caution: Shares on screen may vary from record date shares.
                           Retrieve from RBLI screen.

Shareholder:             ---------------------------
                                 (Name)


(If Joint Account)


                         ---------------------------
                                 (Name)

Telephone call from:     ------------------------------

                                                      -----  a.m.
Date and time of call:   ---------------------,1999   -----  p.m.

Did you follow the script?     ------  Yes     -----  No

Did you read the proposal to the shareholder?  ----- Yes   -----  No


VOTE:   ------  Yes      ------  No    ------ Abstain


Did you tell Shareholder a confirmation of the vote will be
mailed to their address of record?  -----  Yes   -----   No

Other Comments:





Signature of person taking call: ------------------------------------